Exhibit 10.1

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of December 4, 2023

between

BARCLAYS BANK PLC,
as Purchaser,

and

CMFT RE LENDING RF SUB BB, LLC,
as Seller

ii

EXHIBITS

EXHIBIT I    Names and Addresses for Communications between Parties EXHIBIT II    Form of Confirmation Statement
EXHIBIT III    Authorized Representatives of Seller EXHIBIT IV    Form of Power of Attorney
EXHIBIT V    Representations and Warranties Regarding Individual Purchased Assets EXHIBIT VI    Asset Information
EXHIBIT VII    Advance Procedures EXHIBIT VIII    Form of Margin Call Notice EXHIBIT IX    Form of Release Letter
EXHIBIT X    Form of Covenant Compliance Certificate EXHIBIT XI    Form of Bailee Agreement
EXHIBIT XII    Prohibited Transferees
EXHIBIT XIII    Form of Joint Maximum Facility Purchase Price Agreement

iii

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as
of December 4, 2023 (as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”) and CMFT RE LENDING RF SUB BB, LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), and acknowledged by CIM REAL ESTATE FINANCE TRUST, INC., a Maryland corporation, as Guarantor (“Guarantor”).

WHEREAS, Purchaser, Seller and Guarantor entered into that certain Master Repurchase Agreement, dated as of September 21, 2020, as amended by that certain First Amendment to Master Repurchase Agreement, dated as of July 27, 2021, that certain Second Amendment to Master Repurchase Agreement, dated as of February 23, 2022, and that certain Third Amendment to Master Repurchase Agreement, dated as of October 7, 2022 (collectively, the “Existing Agreement”).

WHEREAS, Purchaser, Seller and Guarantor have agreed to amend and restate the Existing Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
APPLICABILITY

Subject to the terms of the Transaction Documents, prior to the Restructuring Amendment
Date (as defined herein) the parties hereto entered into transactions in which Seller sold to Purchaser, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with simultaneous agreements by Purchaser to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Purchaser.

ARTICLE 2
DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).

“Accepted Servicing Practices” with respect to any Purchased Asset, shall have the meaning set forth in the related Servicing Agreement or, if not defined therein, shall mean those commercial mortgage loan, mezzanine loan or participation interest servicing practices of prudent commercial mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean JPMorgan Chase Bank, N.A., or any successor account bank appointed by Seller (so long as there is no Event of Default) and reasonably acceptable to Purchaser; provided, that during the continuance of an Event of Default, any successor bank shall be appointed by Purchaser in its sole and absolute discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Purchaser, Seller and Account Bank, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law relating to the protection of creditors, or (b) suffering any such petition or proceeding described in clause (a) to be commenced by another Person which (i) is consented to, solicited by, colluded with or not timely contested or (ii) results in entry of an order or decree for relief that, in the case of an action not commenced by or on behalf of or with the consent of such Person, is not dismissed or stayed within sixty (60) days; (c) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (d) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (e) the making by such Person of a general assignment for the benefit of creditors; (f) the admission in a legal proceeding or in writing by such Person of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (g) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, (i) the Manager, (ii) when used with respect to any of Seller or Guarantor, Guarantor and Guarantor’s Subsidiaries and (iii) when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Seller Party and any of their respective Affiliates from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction applicable to any Seller Party and any of their respective Affiliates.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto.

“Assets” shall have the meaning specified in Article 1.

“Availability Period” shall mean the period (i) beginning on the Closing Date and
(ii) ending on September 22, 2025. The parties hereto agree and acknowledge that Seller shall have no options to extend the Availability Period.

“Bailee” shall mean a settlement agent, escrow agent or bailee appointed by Seller (so long as there is no Event of Default) and reasonably acceptable to Purchaser and that has delivered a Bailee Agreement; provided, that during the continuance of an Event of Default, any successor bailee shall be appointed by Purchaser in its sole and absolute discretion.

“Bailee Agreement” shall have the meaning specified in the Custodial Agreement.
“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Purchaser in accordance with and substantially in the form contained in Exhibit XI confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Benchmark” shall mean, with respect to any Transaction (i) for which Term SOFR is designated as the Benchmark in the related Confirmation, initially, Term SOFR or (ii) such other Benchmark as is mutually agreed to by Seller and Purchaser as set forth in the related Confirmation; provided that, in each case, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark or any other then- current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Article 6(b).

“Benchmark Floor” shall mean, at any time, with respect to any Transaction, the greater of
(a) zero and (b) the Benchmark Floor set forth in the related Confirmation with respect to the then- applicable Benchmark.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Purchaser as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment; provided, that in connection with a SOFR Transition Event, such Benchmark Replacement shall be Term SOFR, as applicable (so long as no Benchmark Transition

Event and Benchmark Replacement Date has occurred with respect to such rate), as determined by Purchaser in its sole discretion. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark for any Transaction, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “Pricing Rate,” “Pricing Rate Period,” “Reference Time,” and “Term SOFR” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of price differential, length of lookback periods, the formula for calculating such Benchmark Replacement, the formula, methodology or convention for applying the Benchmark Floor to any Benchmark Replacement and other technical, administrative or operational matters) that Purchaser decides may be appropriate to reflect the adoption and implementation, and to permit the administration, of such Benchmark or Benchmark Replacement by Purchaser in a manner substantially consistent with market practice (or, if Purchaser decides that any portion of such market practice is not administratively feasible or if Purchaser determines that no market practice for the administration thereof exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for any Transaction:

(i)in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(ii)in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (iii) even if such Benchmark continues to be provided on such date;

(iii)in the case of any other clause of the definition of “Benchmark Transition Event,” the date set forth in a written notice from Purchaser to Seller; or

(iv)in the case of a SOFR Transition Event, the date set forth in the notice of such SOFR Transition Event.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Transaction:

(i)a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(ii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(iii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks;

(iv)Purchaser determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark; or

(v)Purchaser determines in its sole discretion that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to accrue Purchase Price Differential based on such Benchmark.

“Borrower” shall mean the obligor on a Promissory Note and (i) in the case of a Mortgage Loan, the grantor of the related Mortgage or, (ii) in the case of a Mezzanine Loan, the pledgor of equity interests in entities that own, directly or indirectly, the collateral for a related Mortgage Loan.

“Breakage Costs” shall mean, with respect to any Purchased Asset, all accrued and unpaid cost, loss or expense of terminating or replacing any hedging or term financing transactions with respect to such Purchased Asset.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) a merger or consolidation of Seller, (b) a merger or consolidation of Guarantor and the surviving entity is not Controlled or externally managed by Manager, (c) any conveyance, transfer or disposal of all or substantially all of Seller’s or Guarantor’s assets to any Person or entity (other than, in the case of Seller, sales of Purchased Assets in the ordinary course of business), (d) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Manager) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or the applicable equivalent, (e) Guarantor shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the Capital Stock of Seller or (f) CIM Group, LLC or an Affiliate of CIM Group, LLC Controlled by CIM Group, LLC shall cease to act as the external manager for Guarantor; provided, that an internalization of management by Guarantor shall not be deemed a breach of this clause (f).

“Client Money Distribution Rules” shall have the meaning specified in Article 30(c).
“Client Money Rules” shall have the meaning specified in Article 30(c).
“Closing Date” shall mean September 21, 2020.

“CLR Facility” shall mean the repurchase facility governed by the Master Repurchase Agreement dated as of December 4, 2023 (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time) between Purchaser and CLR RE Lending RF Sub BB, LLC (the “CLR Repurchase Agreement”).

“Collateral” shall have the meaning specified in Article 7(a). “Collection Account” shall have the meaning specified in Article 5(c).

“Combined Loan” shall mean any Mezzanine Loan that is subject to a Transaction, together with the related Mortgage Loan that is subject to the same Transaction.

“Confirmation” shall mean a confirmation substantially in the form of Exhibit II hereto.
“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlling Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and/or Mezzanine Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) without the consent of any other Person (including, without limitation, any holder of a companion Promissory Note or companion Participation Interest).

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Credit Event” shall mean, with respect to any Purchased Asset, a material adverse change in the credit characteristics of, the related Mortgaged Property, any related Borrower, guarantor, holder of a companion participation (only to the extent that the holder is the Record Holder or has any future funding obligations or control) or other obligor (other than a Seller Party and only to the extent that the holder has any future funding obligations or control), or the related real estate market in which the Mortgaged Property is located. Any determination that a Credit Event has occurred shall be made by Purchaser in its sole and absolute discretion.

“Current Termination Date” shall have the meaning specified in Article 3(g).

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.
“Custodian” shall mean Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., or any successor custodian appointed by Seller (so long as there is no Event of Default) and reasonably acceptable to Purchaser; provided, that during the occurrence and continuance of an Event of Default, any successor custodian shall be appointed by Purchaser in its sole and absolute discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Defaulted Asset” shall mean any asset (a) that is delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents for thirty (30) days, (b) for which there is a breach of the applicable representations and warranties made by Seller herein (other than any breach of a representation or warranty arising as a result of any MTM Representation or to the extent disclosed in a Requested Exceptions Report specifically approved by Purchaser in writing), (c) as to which an Act of Insolvency shall have occurred with respect to the related Borrower, guarantor, holder of a companion Participation Interest or other obligor, (d) as to which a material non-monetary default shall have occurred and is continuing beyond any applicable notice, grace or cure periods set forth therein under any related Purchased Asset Document or (e) with respect to which a Future Advance Failure has occurred.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan or Mezzanine Loan (each, a “Loan”), that such Loan (i) is performing, (ii) is fully disbursed, except for customary holdbacks, reserves, escrows and future advances for interest, repairs, tenant improvements, leasing commissions and capital improvements, (iii) accrues interest at a floating rate based on Term SOFR, (iv) with respect to any Mortgage Loan that accrues interest at a floating rate, has an interest rate cap in place that is acceptable to Purchaser in its sole and absolute discretion, (v) has a term to maturity of no greater than five (5) years, inclusive of extension options; (vi) is not, and has not previously been, subject to any other warehouse or repurchase facility, (vii) is a Mezzanine Loan, provided such loan is sold together in a Transaction to Purchaser along with the related first Mortgage Loan, (viii) has an underlying borrower/obligor that is a bankruptcy remote special purpose entity (to the extent required pursuant to applicable rating agency criteria) and (ix) is secured by a first lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type, with respect to a Mortgage Loan, secured by a first lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type or, with respect to a Mezzanine Loan, is secured by first lien pledge of all the equity interests in entities that own, directly or indirectly, the real property that serves as collateral for the related Mortgage Loan, (x) has a Senior Financing as-is loan-to- value ratio (taking into account the Mortgage Loan and any related Mezzanine Loan that is, or will be, included as a Purchased Asset, together with any pari-passu loans but excluding any subordinate loans (other than any Mezzanine Loan that is, or will be, included as a Purchased Asset) secured directly or indirectly by the same collateral (the “Senior Financing”)) of up to 80.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, (xi) has a Total Financing as-is loan-to-value ratio (taking into account the Mortgage Loan, any Mezzanine Loan that is, or will be, included as a Purchased Asset and any other related pari-passu or subordinate (including mezzanine) loans secured directly or indirectly by the same collateral (the “Total Financing”)) of up to 85.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, (xii) reserved, (xiii) satisfies the requirements set forth on Exhibit I of the Fee Letter (the “Eligibility Criteria Exhibit”), and (xiv) in the case of a Mezzanine Loan, (x) the related Mortgage Loan contains a requirement that any non-mandatory principal repayment of the Mortgage Loan must be accompanied by a pro-rata principal repayment (based on outstanding principal balance) of the related Mezzanine Loan, (y) a default under the related Mortgage Loan constitutes a default under such Mezzanine Loan and (z) the related Mortgage Loan and the related Mezzanine Loan are coterminous or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan and/or Mezzanine Loan satisfies the criteria set forth in clause (a) above.

“Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan (provided such Mezzanine Loan is sold and repurchased together with the related Mortgage Loan pursuant to the same Transaction), Senior Note or Senior Participation Interest, as of the related Purchase Date,
(a) that is approved by Purchaser in its sole and absolute discretion, (b) that satisfies the Eligibility Criteria, and (c) with respect to which the applicable representations and warranties set forth in this Agreement (including the Exhibits hereto) are true and correct in all respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser. Unless otherwise specified, any reference to an Eligible Asset shall include the Mortgage Loan and any related Mezzanine Loan that is, or is proposed to be, subject to the same Transaction.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement (unless otherwise approved in writing by Purchaser): (i) re-performing loans as of the related Purchase Date; (ii) Defaulted Assets as of the related Purchase Date; (iii) loans for which the applicable appraisal is (A) not dated within three hundred sixty-four (364) days of the related Purchase Date or (B) not acceptable to Purchaser in its sole and absolute discretion as of the related Purchase Date, (iv) construction loans, (v) mortgage-backed securities, (vi) loans secured by raw, vacant or unimproved land, and (vii) participation interests in any assets described in the preceding clauses (i) through (vi) as of the related Purchase Date. A Mezzanine Loan may be an Eligible Asset provided the related Mortgage

Loan is also purchased by Purchaser. For the avoidance of doubt, Eligible Assets will be limited to Purchased Assets subject to a Transaction prior to the Restructuring Amendment Date.

“Eligible Assignee” shall mean any of the following: (a) a bank, financial institution, pension fund, insurance company or similar entity that (i) has total assets (in name or under management) in excess of Five Hundred Million Dollars ($500,000,000) and capital/statutory surplus or shareholder’s equity of Two Hundred Fifty Million Dollars ($250,000,000) and (ii) is regularly engaged in the business of making or owning commercial real estate loans or interests therein (including, without limitation, “B” notes, participation interests and mezzanine loans with respect to commercial real estate) or an Affiliate of any of the foregoing, (b) any Affiliate of Purchaser, and (c) any other Person to which Seller has consented in its reasonable discretion

“Eligible Property Types” shall mean an office that (i) has a minimum value of $10 million as determined on the basis of (x) the applicable appraisal delivered by Seller and (y) any escrows, reserves or holdbacks related to such property, in each case by Purchaser in its sole and absolute discretion on a case by case basis and (ii) is not undergoing, and is not scheduled to undergo, any ground-up construction or major renovation or major expansion and is free of material structural and/or environmental defects.

The Eligible Property Type criteria set forth herein may be revised by Purchaser in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by Purchaser under this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“EU Securitisation Regulation” shall mean Regulation (EU) 2017/2402 (and as further amended, varied or substituted from time to time as a matter of EU law, including together with any delegated regulations, applicable guidance, regulatory technical standards, or implementing technical standards made thereunder).

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser: (a) Taxes imposed on or measured by net income or similar Taxes imposed in lieu of net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Purchaser being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Purchaser pursuant to a law in effect as of the date on which such Person (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books a Transaction, except to the extent that, pursuant to Article 32, such Taxes were payable to such party’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its lending office, (c) Taxes attributable to Purchaser’s failure to comply with Article 23(g) or Article 32 of this Agreement and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” shall have the meaning specified in the recitals hereof. “Exit Fee” shall have the meaning specified in the Fee Letter.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Fee Credit Side Letter Agreement” shall mean that certain Fee Credit Side Letter Agreement, dated as of the Closing Date, by and among Purchaser, Seller and CLR RE Lending RF Sub BB, LLC.

“Fee Letter” shall mean the amended and restated letter agreement, dated as of the Restructuring Amendment Date, from Purchaser and accepted and agreed by Seller, as the same may be further amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 7(b).

“Future Advance Failure” shall mean, with respect to any Purchased Asset, the occurrence of any litigation or other proceeding alleging a failure to fund any future advance as and when required thereunder.

“Future Advance Purchased Asset” shall mean any Purchased Asset approved by Purchaser, in its sole and absolute discretion, with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Borrower. For the avoidance of doubt, Purchaser shall have no obligation to make any additional advance with respect to any Future Advance Purchased Asset unless Purchaser agrees, in its sole absolute discretion, to make such additional advance in accordance with, and subject to, Article 3(h).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean CIM Real Estate Finance Trust, Inc., a Maryland corporation.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, payments in respect of any associated hedging transaction, and all net proceeds from sale or other disposition of such Purchased Asset to a Person other than Purchaser. For the avoidance of doubt, Income shall not include origination fees and expense deposits paid by Borrowers in connection with the origination and closing of the Purchased Asset, any reimbursement for out-of-pocket costs and expenses, any amounts deposited into an escrow reserve pursuant to and in accordance with the related Purchased Asset Documents or any amounts which the Servicer or Account Bank are entitled to withhold in accordance with the Servicing Agreement and Account Control Agreement, as applicable.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered;
(c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise;
(j) Capitalized Lease Obligations of such Person; and (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; provided, however, that in no event shall Indebtedness include the Subordinate Loan or any of the Subordinated Facility Documents.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party;
(ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders or borrowers originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Joint Maximum Facility Purchase Price Agreement” shall mean an agreement substantially in the form of Exhibit XIII hereto.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Seller Party pursuant to the Transaction Documents, reference is made to the knowledge of any such Seller Party (whether by use of the words “Knowledge”, “Know” or “Known”), unless otherwise expressly specified, same shall mean (a) the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Head of Portfolio Oversight of Seller or Guarantor or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge of those individual employees of Guarantor, Seller or Manager having the title of “Lead” (or its equivalent) or above who have responsibility for the origination or acquisition, as applicable, underwriting, servicing or sale of such Purchased Asset.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Litigation Threshold” shall have the meaning specified in the Fee Letter.

“Manager” shall mean CIM Real Estate Finance Management LLC, a Delaware limited liability company.

“Mandatory Early Repurchase Date” shall have the meaning specified in Article 3(i)(i).

“Margin Amount” means, with respect to each Purchased Asset, the amount equal to the product of the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset, multiplied by the Purchase Price Percentage for such Purchased Asset specified in the related Confirmation.

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (a) the Margin Amount for such Purchased Asset is less than (b) the outstanding Purchase Price for such Purchased Asset.

“Market Value” shall mean, with respect to any Purchased Asset, the market value for such Purchased Asset as determined by Purchaser in its sole and absolute discretion (x) in connection with the purchase of such Purchased Asset and (y) upon the occurrence and during the continuance of a Credit Event; provided, however, that Purchaser shall not determine Market Value based on fluctuations in credit spreads or the capital markets; provided, further, that if a third-party appraisal or valuation of the related Mortgaged Property shall have been delivered to Purchaser pursuant to Article 4(a), such Market Value will be determined in accordance with such appraisal or valuation, as applicable, provided that such appraisal or valuation is satisfactory to Purchaser in its sole and absolute discretion. Without limiting the foregoing, the Market Value shall be deemed to be zero with respect to any Purchased Asset (i) that is not, as of its Purchase Date, an Eligible Asset, (ii) that is, or becomes, a Defaulted Asset, (iii) in respect of which there is a breach of any representation and warranty made by any Seller Party (other than any breach of a representation or warranty arising as a result of any Purchased Asset becoming a Defaulted Asset, any MTM Representation or to the extent disclosed in a Requested Exceptions Report specifically approved by Purchaser in writing), (iv) in respect of which the complete Purchased Asset File has not been delivered to Custodian or any portion thereof remains outstanding in violation of the Custodial Agreement, (v) that has not been repurchased on the applicable Repurchase Date, in each case, as determined by Purchaser in its sole and absolute discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, financial condition, assets, results of operations of any Seller Party, taken as a whole, (b) the ability of any Seller Party or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents, in each case, as determined by Purchaser in its sole and absolute discretion.

“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.
“Maximum Purchase Price” shall mean, with respect to any Purchased Asset on any date, an amount (expressed in Dollars) equal to the product obtained by multiplying the applicable Purchase Price Percentage set forth in the related Confirmation, by the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset, provided that, for any Purchased Asset that is comprised of a Mortgage Loan and a related Mezzanine Loan, the Maximum Purchase Price shall not exceed the unpaid principal balance of the Mortgage Loan.

“Mezzanine Loan” shall mean a whole mezzanine loan that is primarily secured by a pledge of all of the equity interests in the entity or entities that own, directly or indirectly, the Mortgaged Property securing the related Mortgage Loan. With respect to each Mezzanine Loan, (y) a default under the related Mortgage Loan shall be required to constitute a default under such Mezzanine Loan and (z) the related Mortgage Loan and such Mezzanine Loan must be coterminous.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in
(i) fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Promissory Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial or multi-family properties.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; (b) a Mezzanine Loan, the mortgaged property indirectly securing such Mezzanine Loan and (c) a Participation Interest, the mortgaged property directly or indirectly securing the Mortgage Loan and/or Mezzanine Loan in which such Participation Interest represents a participation, as applicable.

“MTM Representation” shall mean:

(i)with respect to each Mortgage Loan that (x) constitutes a Purchased Asset or (y) is related to a Purchased Asset that is a Senior Participation Interest or a Senior Note, (A) the representations set forth in the following paragraphs of Exhibit V.B.: the representations set forth in the following paragraphs of Exhibit V.B.: Paragraph 11 (Condition of Property), Paragraph 12 (Taxes and Assessments), Paragraph 14 (Actions Concerning Mortgage Loan), Paragraph 15 (Escrow Deposits), Paragraph 18 (Access; Utilities; Separate Tax Lots), Paragraph 19 (No Encroachments), Paragraph 25 (Local Law Compliance), Paragraph 26 (Licenses and Permits), Paragraph 35(f) (Ground Leases, provided that no such breach results in a termination of any applicable ground lease), Paragraph 36 (Servicing), Paragraph 37 (Origination and Underwriting), Paragraph 39 (No Material Default; Payment Record) and Paragraph 42 (Environmental Conditions);

(ii)with respect to each Mezzanine Loan that (x) constitutes a Purchased Asset or (y) is related to a Purchased Asset that is a Senior Participation Interest or a Senior Note, the representations and warranties set forth in the following paragraphs of Exhibit V.C.: Paragraph 1 (Whole Loans) (solely with respect to the last sentence thereof as it relates to the representations and warranties set forth in clause (i) above), Paragraph 7 (Actions Concerning Mezzanine Loan), Paragraph 8 (Escrow Deposits), Paragraph 16 (Servicing), Paragraph 17 (Origination and Underwriting) and Paragraph 18 (No Material Default; Payment Record);

(iii)with respect to each Purchased Asset that is a Senior Note, the first sentence of the representation and warranty set forth in Exhibit V.D. solely as it relates to the representations and warranties set forth in clause (i) and (ii) above, as applicable; and

(iv)with respect to each Purchased Asset that is a Senior Participation Interest, the representations and warranties set forth in the following paragraphs of Exhibit V.E.: Paragraph 1 (Mortgage Loan/Mezzanine Loan) (solely as it relates to the representations and warranties set forth in clause (i) and (ii) above, as applicable), Paragraph 7 (No Defaults or Waivers under Participation Documents), and Paragraph 9 (No Known Liabilities).

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Netting Agreement” shall mean the Global Netting Agreement, which may be entered into after the date of this Agreement, by and between Purchaser and Seller, and which shall be mutually and reasonably acceptable to Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement and which shall be mutually and reasonably acceptable to Seller and Purchaser.

“Originator” shall mean CIM RE Lending Sub, LLC, a Delaware limited liability company, and its successors-in-interest.

“Originator Financing Statement” shall mean a UCC financing statement for filing in the UCC Filing Jurisdiction of Originator, naming Originator as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Pledged Collateral.

“Other Connection Taxes” means, with respect to Purchaser, Taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Document and (ii) for the avoidance of doubt, any Excluded Taxes.

“Participant Register” shall have the meaning specified in Article 20(d).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions, in any case, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pledge Agreement” shall mean that certain Originator Pledge and Security Agreement, dated as of the Closing Date, from Originator in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Pledged Collateral” shall have the meaning specified in the Pledge Agreement.
“PRA Contractual Stay Rules” shall have the meaning specified in Article 30(b).
“Pricing Rate” shall mean, for any Transaction and Pricing Rate Period, an annual rate equal to the sum of (a) the greater of (x) the applicable Benchmark Floor for such Transaction and
(y) the applicable Benchmark for such Transaction and Pricing Rate Period plus (b) the applicable Spread for such Transaction, which shall be subject to adjustment and/or conversion as provided in Articles 6(a)(i) and 6(b).

“Pricing Rate Determination Date” shall mean, with respect to any Pricing Rate Period and
(i) any Transaction for which Term SOFR is the then-current Benchmark, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period or (ii) any Transaction for which Term SOFR is not the then-current Benchmark, the second (2nd) Business Day preceding the first day of such Pricing Rate Period or such other day as may be determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Person” shall mean (i) a person or entity whose name appears on, is directly or indirectly owned or controlled by anyone appearing on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”) or other applicable

Sanctions list, (ii) any foreign shell bank, (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur, and (iv) a person or entity that is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

“Prohibited Transferee” shall mean any of the parties (or any of their respective Affiliates) listed on Exhibit XII hereto.

“Promissory Note” shall mean a note or other evidence of indebtedness of a Borrower under a Mortgage Loan or Mezzanine Loan.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchased such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date, increased by any Purchase Price increase paid by Purchaser to Seller pursuant to Article 3(h) or otherwise, decreased by (a) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call and (c) any other amounts paid applied by Purchaser to reduce the Purchase Price for the Purchased Asset. The Purchase Price as of the Purchase Date for any Purchased Asset shall be set forth in the Confirmation for the related Transaction and shall be equal to the Maximum Purchase Price with respect to such Purchased Asset as of its Purchase Date, provided that for any Purchased Asset that is a Combined Loan, the Purchase Price as of its purchase date shall not exceed the lesser of (x) the unpaid principal balance of the related Mortgage Loan and (y) the Market Value of such Mortgage Loan, provided, however, Purchaser may approve any request by Seller to increase the Purchase Price of any Purchased Asset in connection with a future advance made by Seller with respect to such Purchased Asset.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the related Repurchase Date (or such later date on which the Purchased Asset is actually repurchased) for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset) and shall be payable in arrears monthly on each Remittance Date or the applicable Repurchase Date, whichever is earlier.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all

Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset. Unless otherwise specified, any reference to a Purchased Asset which is a Mortgage Loan shall include the Mortgage Loan and any related Mezzanine Loan, if any, that is subject to the same Transaction.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset until its release pursuant to Article 7(b).

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement; provided that to the extent that Purchaser waives in writing receipt of any document in connection with the purchase of an Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the related Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Purchaser determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information substantially similar to the Asset Information.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)the Purchased Assets;

(ii)the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii)intentionally omitted;

(iv)all related forward trades and takeout commitments placed on the Purchased Assets to the extent such forward trades and takeout commitments are permitted to be transferred without consent of the applicable counterparty;

(v)all Income relating to the sale, securitization, liquidation or other disposition of the Purchased Assets;

(vi)all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vii)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Qualified Transferee” shall mean any commercial bank, savings bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, governmental entity or plan; provided, that, any entity described above has total combined assets of at least $500,000,000.

“Reaffirmation Agreement (Guarantee Agreement)” shall mean that certain Reaffirmation Agreement (Guarantee Agreement), dated as of the Restructuring Amendment Date, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Record Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder is the lender of record (including, without limitation, the mortgagee or pledgee, as applicable, of record) with respect to the related Mortgage Loan and/or Mezzanine Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its Subsidiaries) for which such Person (and its Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (a) if such Benchmark is Term SOFR, 3:00 p.m. (New York City time) on the applicable Pricing Rate Determination Date and (b) if such Benchmark is not Term SOFR, then the time determined by Purchaser in accordance with the Benchmark Replacement Conforming Changes.

“Register” shall have the meaning specified in Article 20(c).

“Release Amount” shall mean, with respect to any Purchased Asset, an amount equal to five percent (5%) multiplied by the unpaid Purchase Price of the related Purchased Asset.

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.
“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the maturity date of such Purchased Asset; (b) the Early Repurchase Date with respect to such Purchased Asset; (c) the Mandatory Early Repurchase Date with respect to such Purchased Asset; (d) the Accelerated Repurchase Date; (e) the repurchase date set forth in the related Confirmation (solely to the extent such Confirmation sets forth a repurchase date other than “As defined in the Agreement” or other words of substantially similar meaning); or (f) the Termination Date.

“Repurchase Obligations” shall have the meaning specified in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid actual, documented and reasonable out-of-pocket costs and expenses (including, without limitation, any applicable Breakage Costs) of Purchaser relating to such Purchased Assets; (iv) unless all other amounts otherwise due and payable under this Agreement are being repaid in full on such Repurchase Date in connection with the termination of this Agreement, any Release Amounts payable in connection with such Purchased Asset; and (v) any other amounts then due and payable by Seller to Purchaser and its Affiliates pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.
“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.
“Restructuring Amendment Date” shall mean December 4, 2023.
“Retention Holder” shall have the meaning ascribed to it in the Risk Retention Letter.

“Risk Retention Event” shall mean a breach by Retention Holder or Seller of any covenant, representation, undertaking or obligation contained in the Risk Retention Letter.

“Risk Retention Letter” shall mean that certain EU/UK Risk Retention Letter, dated as of the Restructuring Amendment Date, from Retention Holder and Seller to Purchaser.

“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom or any other relevant sanctions authority.

“SEC” shall have the meaning specified in Article 24(a).

“Securitisation Regulations” shall mean the EU Securitisation Regulation and the UK Securitisation Regulation, and references to “each Securitisation Regulation” or “either Securitisation Regulation” shall be construed accordingly.

“Security Agent and Subordination Agreement” shall mean that certain Security Agent and Subordination Agreement dated as of the Restructuring Amendment Date, by and among Purchaser, as purchaser and security agent, Subordinate Lender, as subordinate lender, and Seller, as common obligor, pursuant to which, among other things, the rights of Subordinate Lender are subordinated to the rights of Purchaser.

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Financing Statement” shall mean a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof”.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller and Guarantor.

“Senior Note” shall mean a Promissory Note evidencing a senior or pari passu senior position in a Mortgage Loan; provided that the holder of any pari passu Senior Note is the Record Holder and the Controlling Holder. A Senior Note shall not be junior to any other Promissory Note secured by the same Mortgaged Property.

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan or a combination of a Mortgage Loan and a related Mezzanine Loan evidenced by a Participation Certificate; provided that the holder of any pari passu Senior Participation Interest is the Record Holder and the Controlling Holder. A Senior Participation Interest shall not be junior to any other participation interest or Promissory Note secured directly or indirectly by the same Mortgaged Property (provided, for the avoidance of doubt, that a Senior Note in a Mezzanine Loan shall not be deemed junior to a Senior Note in the related Mortgage Loan as a result of the subordination of the Mezzanine Loan to the Mortgage Loan).

“Servicer” shall mean Trimont LLC, or any successor servicer approved by Purchaser in its sole and absolute discretion, provided that Midland Loan Services shall be an approved successor servicer herein.

“Servicer Letter” shall have the meaning specified in Article 29(e).

“Servicing Agreement” shall mean (i) that certain Servicing and Asset Management Agreement, dated as of April 13, 2020, by and between Trimont LLC (f/k/a Trimont Real Estate Advisors, LLC), CIM Lending Services, LLC, Seller and such other parties that are joined thereto as clients from time to time, as amended by that certain First Amendment to Servicing and Asset Management Agreement, dated as of May 8, 2023, and (ii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by Seller and any Servicer, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion.

“Servicing Records” shall have the meaning specified in Article 29(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Significant Modification” shall mean:

(i)any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs, but excluding waivers of late fees and default interest (provided, however, that any such waiver in excess of two (2) instances with respect to any individual Purchased Asset during the term of such Purchased Asset shall be considered a Significant Modification hereunder)) of a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable), other than (A) if required pursuant to the specific terms of the related Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) and (B) for which there is no material lender discretion;

(ii)any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) or any consent to either of the foregoing, other than (A) if required pursuant to the specific terms of the related Purchased Asset Documents (or related Mortgage Loan or Mezzanine Loan, as applicable) and (B) for which there is no material lender discretion (it being acknowledged that Seller’s right to calculate the debt service coverage ratio, debt yield, loan to value ratio or other similar financial tests (but not the waiver or modification of any such tests) shall not be considered material lender discretion for purposes of this clause (ii));

(iii)any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the related Borrower or consent to the incurrence of debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iv)any acceptance of an assumption agreement releasing a Borrower from liability under a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) other than (A) pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and (B) for which there is no material lender discretion;

(v)any foreclosure or exercise of any material remedies under a Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable); and

(vi)any approval of a major lease for which lender consent is required pursuant to the related Purchased Asset Documents.

Provided that, notwithstanding the foregoing, releases of escrows and reserves in accordance with the applicable Purchased Asset Documents, and consents with respect to leases, easements and/or REAs shall not constitute Significant Modifications.

“SIPA” shall have the meaning specified in Article 24(a).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Transition Event” shall mean, the delivery by Purchaser election by Purchaser, in its sole and absolute discretion, to convert all Transactions utilizing an applicable Benchmark to Term SOFR, which election is evidenced by a written notice thereof delivered by Purchaser to Seller.

“Spread” shall have the meaning specified in the Fee Letter.

“Static Period” shall mean, if an extension of the Termination Date is effected pursuant to Article 3(g), the period (i) beginning immediately upon the expiration of the Availability Period and the beginning of such extension period and (ii) ending on the Termination Date, as the same may be extended pursuant to Article 3(g).

“Static Period Extension Conditions” shall have the meaning specified in Article 3(g).
“Subordinate Lender” shall mean Originator, in its capacity as lender under the Subordinated Facility Agreement.

“Subordinate Loan” shall mean an advance to Seller from Subordinate Lender under the Subordinated Facility Agreement (and such advances collectively being the “Subordinate Loans”).

“Subordinated Facility Agreement” shall mean that certain Subordinated Facility Agreement, dated as of the Restructuring Amendment Date, among Seller as borrower and Subordinate Lender as lender whereby Subordinate Lender has made provision for the Subordinate Loans to be advanced to Seller under the terms thereof.

“Subordinated Facility Documents” shall mean, collectively, the Subordinated Facility Agreement, any related promissory notes evidencing the Subordinate Loan and all other documents executed in connection with the Subordinated Facility Agreement.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which at least a majority of the shares of stock or other ownership interests having by the terms thereof ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, with respect to each Pricing Rate Period, the forward-looking term rate based on the secured overnight financing rate (“Term SOFR Reference Rate”) for a tenor comparable to such Pricing Rate Period on the related Pricing Rate Determination Date (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%), as such rate is published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Purchaser in its sole discretion) (the “Term SOFR Administrator”) as of the related Reference Time; provided, however, that if as of the related Reference Time, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of Term SOFR as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Term SOFR shall instead be deemed to be such Benchmark Floor.

“Termination Date” shall mean the later of (i) the date of the expiration of the Availability Period or (ii) or such later date as may be in effect pursuant to Article 3(g).

“Termination Date Extension Fee” shall have the meaning specified in the Fee Letter.
“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction and, if applicable, a mezzanine endorsement thereto.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Reaffirmation Agreement (Guarantee Agreement), the Custodial Agreement, the Servicer Letter, the Account Control Agreement, the Pledge Agreement, the Netting Agreement, if any, the Security Agent and Subordination

Agreement, the Risk Retention Letter, the then-applicable Joint Maximum Facility Purchase Price Agreement (if any), the Fee Credit Side Letter Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction, each of the foregoing as they may be amended, restated, supplemented or modified from time to time; provided, however, that Transaction Documents shall not include any document defined as a Purchased Asset Document.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.
“UCC” shall have the meaning specified in Article 7(b).
“UCC Filing Jurisdiction” shall mean, (a) with respect to Seller, the State of Delaware, and
(b) with respect to Originator, the State of Delaware.

“UCC Financing Statement” shall mean, individually or collectively as the context may require, Seller Financing Statement and the Originator Financing Statement.

“UK Securitisation Regulation” shall mean Regulation (EU) 2017/2402 in the form in effect on 31 December 2020 which forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom and as further amended, varied or substituted from time to time as a matter of United Kingdom law, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by the UK Financial Conduct Authority and/or the UK Prudential Regulation Authority (or, in each case, any successor).

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all material information that is Known to Seller after making reasonable inquiries and exercising reasonable care and diligence that (i) would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)).

“Unrestricted Cash”: As of any date of determination, all cash held by Seller and/or Guarantor, as applicable, at such time in excess of all amounts (i) required to be held by Seller and/or Guarantor pursuant to this Agreement or the Guaranty, (ii) necessary to be held by Seller and/or Guarantor in order to satisfy the financial covenants set forth in the Transaction Documents and (iii) encumbered or allocated to the payment of other obligations, including fundings for Mortgage Loans, Participation Interests and other related assets.

“U.S. Government Securities Business Day” shall mean, any day except for (i) a Saturday,
(ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the related Purchased Asset File has not been delivered to Custodian.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a)Entry into Transactions. Prior to the Restructuring Amendment Date, certain Eligible Assets were transferred to Purchaser against the transfer of the Purchase Price therefor to an account of Seller. From and after the Restructuring Amendment Date, upon satisfaction of all conditions set forth in Article 3(h)(ii) for each Transaction, Transactions during the Availability Period are limited to increases of the Purchase Price of certain Future Advance Purchased Assets. The parties hereto agree and acknowledge that, from and after the Restructuring Amendment Date, Transactions during the Availability Period shall not include the purchase of Eligible Assets by Purchaser. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b)Conditions Precedent. This Agreement and its provisions shall become effective upon the satisfaction of each of the following conditions precedent:

(i)the execution and delivery of the (i) Subordinated Facility Agreement,
(ii) the Security Agent and Subordination Agreement and (iii) the Risk Retention Letter, in each case, duly completed and executed by each of the parties thereto;

(ii)the delivery of a memorandum by Mayer Brown LLP to Purchaser in respect of the application of certain requirements set out in the Securitisation Regulations; and

(iii)the delivery of confirmation and evidence satisfactory to Purchaser and Subordinate Lender (i) that the requirements of Article 7(1)(b) of the Securitisation Regulation have been fulfilled and the pre-pricing drafts of this Agreement (together with any applicable Annexes and Exhibits), the Guaranty, the Fee Letter, the Deposit Account Agreement, the Custodial Agreement, the Servicing Agreement, the Account Control Agreement, the Subordinated Facility Agreement and the Security Agent and Subordination Agreement have been made available to Purchaser and Subordinate Lender and (ii) that the requirements of Article 7(1)(c) of the Securitisation Regulation have been fulfilled by, prior to the pricing date, the transaction summary specified in that Article having been prepared by Purchaser or their counsel and made available to Purchaser and Subordinate Lender.

(c)Intentionally Omitted.

(d)Early Repurchase. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)no later than five (5) Business Days prior to such Early Repurchase Date (except if such Early Repurchase Date is in connection with curing a Margin Deficit, Event of Default, representation breach, or in connection with any of the events in Article 3(j) or Article 6 having occurred, in which case only one (1) Business Day written notice shall be required), Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)No Default (other than any Default of an administrative or immaterial nature that is susceptible to cure, provided that Seller shall have commenced to cure such Default and is diligently proceeding to cure the same prior to such Default becoming an Event of Default) or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless the repurchase of the Purchased Asset cures any such Default or Event of Default;

(iii)on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement against transfer to Seller or its designated agent of such Purchased Asset;

(iv)any unsatisfied Margin Call is cured in connection with such early repurchase; and

(v)on such Early Repurchase Date, Seller pays to Purchaser the Exit Fees and Breakage Costs, if any, for such Purchased Asset, and to the extent the Borrower under the Mortgage Loan makes a repayment, the Purchased Asset relating to such Mortgage Loan shall be permitted to be repurchased so long as the Breakage Costs are paid.

(e)Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased along with any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Purchaser; provided that, Purchaser shall have no obligation to permit Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing. Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 7(b).

(f)Intentionally Omitted.

(g)Static Period Extensions. (i) Upon the written request of Seller to extend the Termination Date and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Static Period Extension Conditions”) shall have been satisfied, Purchaser shall extend the then-current Termination Date (each, a “Current Termination Date”) by twelve (12) months from the Current Termination Date. Notwithstanding anything to the contrary herein, in no event shall the Termination Date be extended more than two (2) times pursuant to this Article 3(g). Each extension of the Termination Date pursuant to this Article 3(g) shall be subject to the payment of the Termination Date Extension Fee and the satisfaction of conditions described below.
(i)
(ii)For purposes of this Article 3(g), the Static Period Extension Conditions shall be satisfied if:

(A)Seller shall have delivered to Purchaser a written request to extend the Current Termination Date at least thirty (30) days, but not more than sixty (60) days, prior to the Current Termination Date;

(B)Purchaser shall have received, on or before the Current Termination Date, payment from Seller of a Termination Date Extension Fee (Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which Seller pays the Termination Date Extension Fee);

(C)no Material Adverse Effect, unsatisfied Margin Call, monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing as of the Current Termination Date;

(D)all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or materially misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or materially misleading on a regular basis), shall be true and correct, complete and accurate as of the applicable Current Termination Date; and

(E)Purchaser shall have received a written certification by Seller stating that the foregoing conditions have been or will be satisfied as of the time required above.

(h)Future Advances. (i) From time to time during the Availability Period, in connection with the making of a future advance to the Borrower under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset; provided that Seller shall not request more than one (1) increase with respect to the same Purchased Asset during any calendar month. Any approval by Purchaser of such increase of the Purchase Price shall be in writing and given or denied at Purchaser’s sole and absolute discretion.

(ii)If such approval for a Purchase Price increase is granted, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A)at least ten (10) Business Days prior to the requested Purchase Price increase date, Seller shall have requested such increase in writing and delivered to Purchaser (1) copies of all documentation submitted by Borrower in connection with the applicable future advance and (2) evidence that all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, written request for Purchaser’s waiver of such conditions to the extent such waiver would be a Significant Modification hereunder);

(B)the amount of the requested Purchase Price increase is at least $250,000;

(C)Purchaser shall have determined to its satisfaction that (1) there is no monetary Default or material non-monetary Default then existing or likely to occur under such Purchased Asset, (2) all conditions precedent to such future advance under the related Purchased Asset Documents have been duly satisfied or waived to Purchaser’s reasonable satisfaction and (3) any additional conditions imposed by Purchaser with respect to such future advance, as specified in the related Confirmation, have been duly satisfied or waived by Purchaser in writing;

(D)delivery by Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller (provided, however, that Purchaser shall not be liable to Seller if Purchaser inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller), and delivery by Purchaser to Seller of a countersigned copy of such amended and restated Confirmation;

(E)immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price of such Purchased Asset shall not exceed the updated Maximum Purchase Price of such Purchased Asset set forth on the related amended and restated Confirmation;

(F)immediately after giving effect to the requested Purchase Price increase, the sum, without duplication, of (x) the aggregate Purchase Price for all outstanding Transactions and (y) the requested Purchase Price increase shall not exceed an amount equal the Maximum Facility Purchase Price;

(G)no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(H)no monetary Default or material non-monetary Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(I)no unsatisfied Margin Call shall exist, after giving effect to the requested Purchase Price increase; and

(J)all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w) with respect to Purchased Assets other than the applicable Future Advance Purchased Asset for which a Purchase Price increase is being funded, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or materially misleading at the time made or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or materially misleading on a regular basis) shall be true, correct, complete and accurate on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date;

(K)Purchaser shall have received a written certification by Seller stating that foregoing conditions have been or will be satisfied as of the time required above and all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied;

(L)Seller shall have delivered to Purchaser such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser requests, in its sole and absolute discretion; and

(M)[Reserved].

(iii)Upon the satisfaction of all conditions set forth in Article 3(h)(ii) as determined by Purchaser, in its sole and absolute discretion, exercised in good faith, Purchaser shall transfer the amount of the Purchase Price increase to an account of Seller or, if such increase is being funded on the same day as the future advance is being made to the related Borrower, directly to the Borrower, the Servicer or any title company, settlement agent or other Person, as agreed to by Purchaser and Seller.

(i)Mandatory Early Repurchase.    If the Market Value of any Purchased Asset is reduced, or is deemed reduced, to zero, then Purchaser may, in its sole and absolute discretion, deliver written notice to Seller requiring the repurchase of such Purchased Asset by no later than five (5) Business Days after such written notice (such date, a “Mandatory Early Repurchase Date”).

(j)Early Termination. Upon payment of the aggregate outstanding Repurchase Price for Transactions, Seller may elect to terminate all of the Transactions and repurchase all of the Purchased Assets.

(k)Scheduled Repurchase Price Reduction. On the date that is twelve (12) months from the Restructuring Amendment Date and every six (6) months thereafter, Seller shall reduce the then-outstanding aggregate Purchase Price for all Purchased Assets by five percent (5.0%) of such aggregate outstanding Purchase Price.

(l)Reallocation of the Maximum Facility Purchase Price. Seller may from time to time, but not more frequently than one (1) time during any calendar month, request to reallocate all or a portion of the Maximum Facility Purchase Price to the maximum facility purchase price with respect to the CLR Facility (the “CLR Facility Maximum Purchase Price”) by delivering a written request to Purchaser (which written request may be combined with the written request required by Article 3(k) of the CLR Repurchase Agreement) not later than ten (10) Business Days prior to the proposed effective date of such reallocation; provided that the effectiveness of such reallocation shall be conditioned upon satisfaction of the following conditions:

(i)no Material Adverse Effect, uncured Margin Deficit, monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing as of the date of such reallocation;

(ii)all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or materially misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or materially misleading on a regular basis), shall be true, correct, complete and accurate as of the date of such reallocation;

(iii)any such reallocation shall be in the minimum amount of $50,000,000.00 or such lower amount as may be approved by Purchaser in its sole and absolute discretion;

(iv)the Maximum Facility Purchase Price shall have been permanently reduced such that the sum of the Maximum Facility Purchase Price and the CLR Maximum Facility Purchase Price does not exceed $1,250,000,000.00 after giving effect to such reduction of the Maximum Facility Purchase Price and increase of the CLR Maximum Facility Purchase Price; and

(v)Purchaser, Seller, Guarantor and each seller and each guarantor under the CLR Facility shall have entered into a Joint Maximum Facility Purchase Price Agreement dated as of the date of such reallocation.

For the avoidance of doubt, no structuring or upsize fee shall be payable on any such reallocation of the Maximum Facility Purchase Price.

ARTICLE 4
MARGIN MAINTENANCE

(a)Purchaser may, at its option in its sole and absolute discretion, re-determine the
Market Value for any Purchased Asset in accordance with the definition of Market Value. If there exists a Margin Deficit with respect to any Purchased Asset, Purchaser may, by notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to make a cash payment in reduction of the Repurchase Price of such Purchased Asset, so that after giving effect to such payment, no Margin Deficit shall exist with respect to such Purchased Asset. Seller shall have the opportunity to challenge the reduction of the Market Value of any Purchased Asset by requesting that Purchaser, at Seller’s sole cost and expense, order (i) if such reduction in Market Value is related to a reduction in the value of the related Mortgaged Property, a third-party appraisal of the related Mortgaged Property or Mortgaged Properties or (ii) if such reduction is otherwise related to a reduction in the value of the Purchased Asset, a third-party valuation of the fair market value of the Purchased Asset. In the interim period while Purchaser is awaiting receipt of and considering such appraisal or valuation, Seller shall post with Purchaser the Margin Amount. In the event that Purchaser subsequently determines that a Credit Event has not occurred or that a Margin Deficit does not exist, the Margin Amount shall be returned to Seller (or such portion thereof as reflects the decrease in the applicable Margin Deficit).

(b)If a Margin Call is given by Purchaser on any Business Day at or prior to 10 a.m. (New York City time), Seller shall cure the related Margin Deficit (which may be by repurchasing the related Purchased Asset in accordance with Article 3(d)) by no later than 5:00 p.m. (New York City time) on the same Business Day. For the avoidance of doubt, if a Margin Call is given by Purchaser on any Business Day after the time set forth above, such Margin Call shall be considered given prior to such time on the immediately following Business Day.

(c)The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT

(a)Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set- off or counterclaim.

(b)All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller in writing), not later than 2:00 p.m. (New York City time)(or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:    Bank of New York Mellon
ABA Number:    021-000-018
Account Number:    GLA 111569 BHQ
Account Name:    BBPLC LNBR Firm Cash W/H Gest USD Reference:    Revolving Master Repurchase Facility Attention:    CRE Operations

(c)Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated interest bearing deposit account (the “Collection Account”) in the name of Seller for the benefit of Purchaser at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Purchaser.

(d)Seller shall cause Servicer to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Income in respect of the Purchased Assets directly into the Collection Account. In furtherance of the foregoing, Seller shall cause each Servicer to execute and deliver a Servicer Letter in accordance with Article 29(e). If any Seller Party or any Affiliate of thereof shall receive any Income with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Seller shall cause such party to) promptly (and in any case within one (1) Business Day after receipt thereof) remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(e).

(e)Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Section 3.1 of the Security Agent and Subordination Agreement.

(f)Intentionally Omitted.

(g)On each Remittance Date, Seller shall pay to Purchaser all accrued and unpaid Purchase Price Differential as of such Remittance Date.

(h)Any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its reasonable discretion.

ARTICLE 6

REQUIREMENTS OF LAW; BENCHMARK REPLACEMENT

(a)Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, then a Repurchase Date for such Transaction shall occur on the later of (x) five (5) Business Days after delivery of written notice from Purchaser to Seller and (y) the next Remittance Date or on such earlier date as may be required by law or (C) to accrue Purchase Price Differential based on the then-applicable Benchmark for any Transaction, then each such Transaction then outstanding shall be converted automatically to a new Benchmark pursuant to the definition of “Benchmark Replacement” and Article 6(b) on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs in connection with any such conversion of a Transaction. In exercising its rights under this Article 6(a)(i), Purchaser shall exercise its rights and remedies in a manner which is similar to the manner in which Purchaser is contemporaneously exercising similar remedies in repurchase agreements, warehouse facilities, credit facilities or other similar arrangements which finance commercial real estate mortgage loans with similarly situated counterparties. In addition, Purchaser will provide Seller with notice promptly after any such determination under this Article 6(a)(i) is made.

(ii)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the Closing Date:

(A)shall subject Purchaser to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Purchaser in respect thereof (except for any changes in the rate of tax on Purchaser’s overall net income);

(B)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Benchmark hereunder; or

(C)shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems to be material, of entering into, continuing or maintaining Transactions or to reduce in any material respect any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Purchaser shall exercise its rights or remedies pursuant to this Article 6(a)(ii) in a manner which is consistent with the manner in which Purchaser is contemporaneously exercising similar rights or remedies under commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. In addition, Purchaser will provide Seller with notice as soon as practical of any demand for any additional amounts payable by Seller under this Article

6(a)(ii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. With respect to any amount payable to Purchaser under this Article 6(a)(ii), this covenant shall survive for a period of twelve (12) months from the date of the incurrence of such increased cost or reduced amount receivable and Seller shall have no further obligation hereunder with respect to such increased costs or reduced amount receivable. Purchaser and Seller hereby acknowledge and agree that in the event that Seller shall be liable to pay to Purchaser compensation for increased costs or reduced amounts receivable by Purchaser related to any change in a Requirement of Law after the date hereof with respect to the Securitisation Regulations and that in connection therewith, Seller shall have the right to repurchase the Purchased Asset(s) and terminate the related Transaction(s) without the payment of an Exit Fee. Notwithstanding the foregoing, or anything in this Agreement or in any of the other Transaction Documents to the contrary, Seller shall not be liable or be required to pay to Purchaser any compensation for any increased costs or reduced amounts receivable by Purchaser in connection with any failure by Purchaser to receive desirable securitization capital treatment in connection with this Agreement, any of the Transactions hereunder or any of the Transaction Documents or Subordinated Facility Documents, unless such increased costs or reduced amounts receivable are as a result of a change in any Requirement of Law (or adoption of any new Requirement of Law) after the date hereof or the occurrence and continuance of a Risk Retention Event.

(iii)If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Purchaser shall exercise its rights and remedies pursuant to this Article 6(a)(iii) in a manner consistent with the manner in which Purchaser is contemporaneously exercising similar remedies under commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. In addition, Purchaser will provide Seller with notice as soon as practical of any demand for any additional amounts payable by Seller under this Article 6(a)(iii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. With respect to any amount payable to Purchaser under this Article 6(a)(iii), this covenant shall survive for a period of twelve (12) months from the date of the incurrence of such increased cost or reduced amount receivable and Seller shall have no further obligation hereunder with respect to such increased costs or reduced amount receivable. Purchaser and Seller hereby acknowledge and agree that in the event that Seller shall be liable to pay to Purchaser any amounts described in this Article 6(a)(iii) related to any change in a Requirement of Law after the date hereof with respect to the Securitisation Regulations and that in connection therewith, Seller shall have the right to repurchase the Purchased Asset(s) and terminate the related Transaction(s) without the payment of an Exit Fee. Notwithstanding the foregoing, or anything in this Agreement or in any of the other Transaction Documents to the contrary, Seller shall not be liable or be required to pay to Purchaser any amounts described in this Article 6(a)(iii) in connection with any failure by

Purchaser to receive desirable securitization capital treatment in connection with this Agreement, any of the Transactions hereunder or any of the Transaction Documents or Subordinated Facility Documents, unless such increased costs or reduced amounts receivable are as a result of a change in any Requirement of Law (or adoption of any new Requirement of Law) after the date hereof or the occurrence and continuance of a Risk Retention Event.

(b)    Benchmark Transition.

(i)Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or a SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time for any Pricing Rate Determination Date in respect of any determination of the then-current Benchmark for any Transaction, the Benchmark Replacement will replace the then-current Benchmark with respect to each such Transaction for all purposes hereunder or under any Transaction Document in respect of such determination on such Pricing Rate Determination Date and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement. The Benchmark Replacement shall become effective with respect to each applicable Transaction on the applicable Benchmark Replacement Date.

(ii)In connection with the administration of any Benchmark or the implementation of any Benchmark Replacement, Purchaser shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

(iii)Purchaser shall promptly notify Seller of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by Purchaser as set forth in this paragraph may be provided, at the option of Purchaser (in its sole and absolute discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Purchaser pursuant to this Article 6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Article 6(b).

(iv)Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the Benchmark or any Benchmark Replacement implemented hereunder or (ii) the composition or characteristics of any such Benchmark or Benchmark Replacement, including whether any Benchmark Replacement is similar to, or produces the same value or economic equivalence to any Benchmark which it replaces or has the same volume or liquidity as any Benchmark which it replaces or any other Benchmark, and (iii) any actions or use of its discretion or other decisions or determinations made in accordance with this Article 6 including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a SOFR Transition Event, the removal or lack thereof of unavailable or non-representative tenors of any Benchmark, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by this Article 6 or otherwise in accordance herewith.
(v)Purchaser shall exercise its rights and remedies pursuant to the definitions of “Benchmark Replacement”, “Benchmark Replacement Adjustment,” “Benchmark Replacement Conforming Changes” and “SOFR Transition Event” in a manner which is consistent with how Purchaser is contemporaneously exercising similar rights or remedies under commercial real estate mortgage loan repurchase facilities with similarly situated counterparties covered by the same group within Purchaser.

ARTICLE 7

SECURITY INTEREST

(a)Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets (other than for U.S. federal, state and local income and franchise Tax purposes more fully described in Article 23(g)). However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that, other than for such Tax purposes, a court or other forum re- characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that any Mezzanine Loan which is a Purchased Asset was not sold by Seller to Purchaser pursuant to this Agreement, or that such Mezzanine Loan does not qualify for the safe harbor treatment provided by the Bankruptcy Code, then Seller hereby pledges, assigns and grants to Purchaser as further security for Seller’s obligations to Purchaser hereunder, a continuing first priority security interest in and Lien upon each such Mezzanine Loan which constitutes a Purchased Asset hereunder, and Purchaser shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). For purposes of this Agreement, “Collateral” shall mean:

(i)the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)the Purchased Items.

(b)Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations (other than obligations under the Transaction Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of this Agreement or such other Transaction Document, as the case may be), provided that, so long as no Event of Default shall have occurred and be continuing (other than in connection with a repayment of a Purchased Asset by the Borrower thereunder and subject to the conditions set forth in Article 3(e)), Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the

Repurchase Price therefor. Upon such satisfaction and, in the case of the clause (i) below, upon request by Seller, Purchaser shall, at Seller’s sole expense, (i) deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and (ii) return (or authorize the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Purchaser in its sole and absolute discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(c)Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest in Article 7(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(d)Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives until the Repurchase Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 8

TRANSFER AND CUSTODY

(a)On the Purchase Date for each Transaction, ownership of the related Purchased
Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian and/or the Bailee) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller specified in the Confirmation and such Eligible Asset shall become a Purchased Asset hereunder, with a simultaneous agreement by Purchaser to transfer to Seller the same Purchased Asset on the applicable Repurchase Date, against the transfer of funds by Seller, in an amount equal to the Repurchase Price.

(b)Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

(c)From time to time, Seller shall forward to the Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)Title to each Purchased Asset shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging, at Purchaser’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole and absolute discretion, in conformity with the terms and conditions of the Purchased Asset Documents; provided that if no Event of Default has occurred and is continuing (i) Purchaser may only engage in repurchase transactions or sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets to an Eligible Assignee that is not a Prohibited Transferee, and (ii) no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3 or of Purchaser’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b)Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as of the Closing Date, the Restructuring
Amendment Date and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:

(a)Organization. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b)Authority. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

(c)Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.

(d)Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e)Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(f)Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item, except where the failure to do so is not reasonably likely to have a Material Adverse Effect.

(g)Intentionally Omitted.

(h)Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any agreement by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents or the Subordinated Facility Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any Requirement of Law, in the case of clause (iv) above, to the extent such conflict or breach would have a Material Adverse Effect.

(i)Litigation/Proceedings. Except as otherwise disclosed in writing to Purchaser, as of the Closing Date, the Restructuring Amendment Date and as of the Purchase Date for any Transaction, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best Knowledge of Seller, threatened in writing against any Seller Party, or any of their respective Affiliates or assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes a claim in an aggregate amount greater than the Litigation Threshold or (iii) which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(j)No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America which in the aggregate require the payment of money in an amount at least equal to the applicable Litigation Threshold.

(k)No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller
Party.

(l)Compliance with Law. Seller is in compliance in all material respects with all
Requirements of Law. No Seller Party or any respective Affiliate thereof is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority applicable to and imposed upon such Seller Party.

(m)Acting as Principal. Seller is engaging in the Transactions as principal.

(n)No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(o)No Default. As of the Closing Date, the Restructuring Amendment Date and as of each Purchase Date, no Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents which has not been disclosed to Purchaser in writing.

(p)Intentionally Omitted.

(q)Intentionally Omitted.

(r)No Adverse Selection. No Purchased Asset under this Agreement has been selected by Seller in a manner different from the manner in which Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Purchaser.

(s)Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the Closing Date pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified.

(t)Financial Information. All financial data concerning Seller Parties, (to Seller’s Knowledge) the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, correct and complete in all material respects as of the date of such data. To Seller’s Knowledge, all financial data concerning Seller Parties has been prepared fairly in accordance with GAAP consistently applied. To Seller’s Knowledge, all financial data concerning the Purchased Asset and the other Purchased Items has been prepared in accordance with standard industry practices.

(u)Authorized Representatives. As of the Restructuring Amendment Date, the duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or, after the Restructuring Amendment Date, such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as Seller may from time to time deliver to Purchaser.

(v)Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(w)Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, correct and complete in all material respects (other than to the extent disclosed in a Requested Exceptions Report approved by Purchaser and other than MTM Representations unless Seller shall have made any such representation or warranty with actual Knowledge that it was materially false or misleading at the time made).

(x)Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.

(y)No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(z)Security Interest Matters.

(i)The provisions of the Transaction Documents are effective to either

(x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income or franchise tax purposes) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral.

(ii)Upon possession by the Custodian or Bailee pursuant to a Bailee Agreement of each Promissory Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in such Promissory Note or Participation Certificate, as applicable.

(iii)Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral or the Pledged Collateral, as applicable, in which a security interest can be perfected under the UCC by the filing of financing statements.

(iv)Upon execution and delivery of the Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the Collection Account and all funds at any time credited thereto.

(aa) Solvency; No Fraudulent Transfer. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Purchased Item subject hereto. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(bb) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(cc) Investment Company Act. Seller is not required to register as an “investment company,” and is not a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(dd) Taxes. Seller has filed or caused to be filed all required U.S. federal and other material tax returns that to the Knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount. No tax liens have been filed against any of Seller’s assets, to Seller’s Knowledge, and no claims have been asserted in writing with respect to any such taxes, fees or other charges.

(ee) ERISA. Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains or contributes to any Plan or any Multiemployer Plan. Seller is not, and is not using any assets of, a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3- 101, as modified by Section 3(42) of ERISA, in connection with any Transaction.

(ff) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(gg) No Real Property. Neither Seller nor any Subsidiary of Seller has at any time since its formation held title to any real property.

(hh) Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(ii)Intentionally Omitted.

(jj) Sanctions; No Prohibited Persons. Each Seller Party and each of their respective Affiliates is in compliance with Sanctions. No Seller Party or any Affiliate, officer, director, partner, member or employee, of any Seller Party or of such Affiliate, is an entity or person that is directly, or to the Knowledge of any Seller Party, indirectly, owned, controlled by or acting on behalf of any Person that is, a Prohibited Person. Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(jj) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(kk) Anti-Corruption and Anti-Money Laundering Laws. Each Seller Party and each of their respective Affiliates has complied with, and is in compliance with, all applicable Anti- Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or, to the Knowledge of any Seller Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption Laws and Anti-Money Laundering Laws have been started or threatened against any Seller Party or any Affiliate thereof.

ARTICLE 11

NEGATIVE COVENANTS OF SELLER

On and as of the Closing Date, Restructuring Amendment Date and at all times while this Agreement or the Transaction hereunder is in effect, Seller shall not without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion:

(i)subject to Seller’s right to repurchase any Purchased Asset pursuant to the terms of this Agreement, take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

(ii)at any time a Transaction is outstanding with respect to any Purchased Asset, transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(iii)create, incur, assume or suffer to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(iv)intentionally omitted;

(v)enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi)permit a Change of Control;

(vii)intentionally omitted;

(viii)consent or assent to any Significant Modification other than in accordance with Article 29;

(ix)permit the organizational documents or jurisdiction of organization of Seller to be amended in any material respect;

(x)after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(xi)acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents unless such right or interest in a Purchased Asset hereunder;

(xii)use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(xiii)directly, or through a Subsidiary, acquire or hold title to any real property.

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLER

On and as of the Closing Date, the Restructuring Amendment Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a)Seller Notices.

(i)Material Adverse Effect. Seller shall promptly notify Purchaser of any material adverse change in its business operations and/or financial condition of which Seller has Knowledge that is reasonably likely, in the reasonable judgment of Seller, to have a Material Adverse Effect; provided, however, that nothing in this Article 12 shall relieve Seller of its obligations under this Agreement.

(ii)Default or Event of Default. Seller shall, as soon as possible but in no event later than two (2) Business Days after obtaining actual knowledge of such event, notify Purchaser of the occurrence of any Default or Event of Default.

(iii)Purchased Asset Matters. Seller shall promptly (and in any event not later than two (2) Business Days after Knowledge thereof) notify Purchaser of (A) any default or event of default under any Purchased Asset; (B) any facts or circumstances that in the commercially reasonable judgment of Seller are reasonably likely to cause, or have caused, a Credit Event with respect to any Purchased Asset or the Market Value of any Purchased Asset to decline; (C) any Purchased Asset that has become a Defaulted Asset; or (D) any Future Advance Failure.

(iv)Other Defaults, Litigation and Judgments. Seller shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge thereof) notify Purchaser of (A) any default or event of default (or similar event) on the part of any Seller Party under any Indebtedness or other material contractual obligation (other than, in each case, in connection with the Subordinate Loan or the Subordinated Facility Documents) to the extent the obligations in connection with such default under the applicable agreement
(1) are at least equal to the applicable Default Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect and (B) the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in the aggregate amount greater than the applicable Litigation Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.

(v)Corporate Change. Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.

(vi)Sanctions; Anti-Corruption and Anti-Money Laundering Laws. Seller shall promptly (and in any event within five (5) Business Days after Knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(jj)

(Sanctions; No Prohibited Persons) and Article 10(kk) (Anti-Corruption and Anti-Money Laundering Laws).

(b)Reporting and Other Information. Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i)Purchased Asset Information. (A) Promptly after receipt by Seller, but no less frequently than once per calendar month, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be requested by Purchaser from time to time.

(ii)Monthly Purchased Asset Reports. Seller shall provide, or shall cause to be provided, to Purchaser (A) no later than the fifteenth (15th) day of each month, any property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Assets that was received from the related Borrower in accordance with the related Purchased Asset Documents during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls, income statements and STR reports, in each case, if applicable; and (B) promptly upon request, such other information with respect to the Purchased Assets that may be reasonably requested by Purchaser from time to time and to the extent available to Seller.

(iii)Quarterly Reports. Seller shall provide, or shall cause to be provided, to Purchaser within sixty (60) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of Guarantor for such period (with or without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided, however, to the extent that Guarantor’s quarterly financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such sixty (60) day period, Seller shall be deemed to have satisfied the reporting requirements of this Article 12(b)(iii) upon delivery of such posting.

(iv)Annual Reports. Seller shall provide, or shall cause to be provided, to Purchaser within one hundred twenty (120) days after the end of the fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor, as at the end of such fiscal year and the related audited, consolidated statements of income, member equity and cash flows of Guarantor, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided, however, to the extent that Guarantor’s annual financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such one hundred twenty (120) day period, Seller shall be deemed to have satisfied the reporting requirements of this Article 12(b)(iv).

(v)Covenant Compliance Certificate. Along with each delivery pursuant to clauses (ii), (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi)Other Documentation. Seller shall provide, or shall cause to be provided, to Purchaser within five (5) Business Days after Purchaser’s request therefor, such other documents, reports and information as Purchaser may reasonably request (A) with respect to the financial affairs of Seller Parties and (B) to the extent available to Seller pursuant to the Purchased Asset Documents related to such Purchased Asset, with respect to any Purchased Asset or operation of any Mortgaged Property.

(c)Defense of Purchaser’s Security Interest. Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets other than any Income which Seller is entitled to direct parties other than Purchaser pursuant to Article 5 shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

(e)Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future), and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request); provided, however, that nothing in this Article 12(e) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(f)Preservation of Existence; Licenses. Seller shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction

Documents, except to the extent such failure to maintain would not be reasonably likely to result in a Material Adverse Effect.

(g)Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h)Compliance with Other Obligations. Seller shall at all times comply (i) with its organizational documents in all material respects, (ii) in all respects with any agreements by which it is bound or to which its assets are subject, except where failure to comply could not be reasonably likely to have a Material Adverse Effect, and (iii) in all material respects, with any applicable Requirement of Law.

(i)Books and Records. Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)Taxes and Other Charges. Seller shall pay and discharge all taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which (i) are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount.

(k)Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the Closing Date. Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l)Responsibility for Fees and Expenses of Third-Parties. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer except to the extent expressly set forth in the Custodial Agreement, Account Control Agreement or Servicing Agreement.

(m)Intentionally Omitted.

(n)Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the Closing Date, Restructuring Amendment Date and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(i)Seller shall own no assets other than (i) Purchased Assets, (ii) its interest under the Transaction Documents, (iii) cash and cash equivalents, (iv) Eligible Assets for which Seller has delivered to Purchaser written notice of its intent to sell such Eligible Asset as a Purchased Asset pursuant to this Agreement, (v) its interests under the Subordinate Loan, and (vi) all other assets incidental to the organization, acquisition, origination, ownership, financing, hedging, administration, servicing, management, enforcement and disposition of the Purchased Assets, and shall not engage in any business, other than the organization, acquisition, origination, ownership, hedging, administering, financing, servicing, management, enforcement and disposition of Purchased Assets in accordance with the applicable provisions of the Transaction Documents;

(ii)Seller shall not make any loans or advances to any Affiliate or third party (other than Eligible Assets or advances under the Purchased Assets to Borrowers) and shall not acquire obligations or securities of its Affiliates (other than in connection with the origination or acquisition of Purchased Assets), in each case except as permitted or contemplated by the Transaction Documents;

(iii)Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due;

(iv)Seller shall comply with the provisions of its organizational documents in all material respects;

(v)Seller shall do all things necessary to observe its limited liability company formalities and to preserve its existence;

(vi)Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except (A) any lock-box or other collection account maintained by Servicer on behalf of Seller for the collection of Income with respect to the Purchased Assets from the related Borrowers, and (B) that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law); provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law);

(vii)Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any Known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(viii)Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(ix)Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(x)intentionally omitted;

(xi)Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xii)Seller shall not, without the prior unanimous written consent of its Independent Manager, take any action that will result in an Act of Insolvency;

(xiii)Seller shall, at all times, have at least one (1) Independent Manager;

(xiv)Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(xv)Seller shall not enter into any transaction with an Affiliate of Seller (other than the Subordinate Loan) except on terms substantially similar to those that would be available with unaffiliated parties in an arm’s length transaction;

(xvi)Seller shall maintain a sufficient number of employees (or obtain services to be performed by its Affiliates and/or their respective employees) in light of contemplated business operations provided that Seller shall not be required to maintain any employees;

(xvii)[Reserved];

(xviii)Seller shall not pledge its assets to secure the obligations of any other Person other than to Purchaser pursuant to the Transaction Documents or under the Subordinate Loan;

(xix)Seller shall not form, acquire or hold any Subsidiary; and

(xx)Seller shall not incur or assume any Indebtedness (other than in connection with the Subordinate Loan or the Subordinated Facility Documents), other than
(A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) liabilities, contingent or otherwise, which are incurred in the ordinary course of organizing, acquiring, originating, owning, hedging, administering, financing, servicing, managing, enforcing and disposing of the Purchased Assets; (including, without limitation, unsecured trade payables in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course; provided that (A) for unsecured trade payables that constitute legal and transaction related fees in connection with the negotiation and entry into the Transaction Documents, no such value limit shall apply, and (B) any and all unsecured trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred unless the same are being contested in good faith and adequate reserves in respect of which are maintained).

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a)Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)Failure to Repurchase or Repay. Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents.

(ii)Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential; provided, however, no more than two (2) times during any twelve (12) month period Seller may cure such failure within two (2) Business Days if such failure arose solely by reason of an error or omission of an administrative or operational nature and funds were available to Seller to make such payment when due.

(iii)Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit within the period specified in Article 4.

(iv)Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(d).

(v)Other Payment Default. Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise under the Transaction Documents, within five (5) Business Days after notice thereof to Seller from Purchaser or Seller’s knowledge thereof.

(vi)Negative Acts. Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in Article 11 (Negative Covenants of Seller) or Article 13 (Single Purpose Entity Covenants); provided, however, that if such failure is susceptible to cure, Seller fails to cure the same within five (5) Business Days after notice of such breach from Purchaser to Seller or Seller’s Knowledge thereof (provided that, any such breach resulting from the willful misconduct or bad faith of Seller Party or any Affiliate thereof shall not be susceptible to cure).

(vii)Act of Insolvency. An Act of Insolvency occurs with respect to any Seller
Party.

(viii)Admission of Inability to Perform. Any Seller Party shall admit in writing to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix)Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause or by any Seller Party pursuant to the terms thereof) or cease to be in full force and effect prior to termination, or shall not be enforceable in accordance with its terms, or any Person (other than Purchaser) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Purchaser) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x)Cross-Default. Any Seller Party shall be in default under (x) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of, or has resulted in the acceleration of, the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (y) any other contract to which such Seller Party is a party which default
(A) involves the failure to pay a matured obligation or (B) permits the acceleration of, or has resulted in the acceleration of, the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (x) and (y), to the extent (i) the obligations in connection with such default individually or in the aggregate with other defaults are at least equal to the applicable Default Threshold and (ii) the defaults or failures are not in connection with the Subordinate Loan or the Subordinated Facility Documents; provided, however, that any such default or failure to perform shall not constitute a Default or an Event of Default if the applicable Seller Party cures such default or failure to perform, as the case may be, within the grace period, if any, provided under the applicable agreement.

(xi)ERISA. (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code,
(B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, would reasonably be likely to have a Material Adverse Effect, as determined by Purchaser in its commercially reasonable discretion.

(xii)Recharacterization. If either (A) any Transaction is recharacterized as a secured financing, rather than a “securities contract”, as that term is defined in Section 741 of Title 11 of the United States Code or (B) if any Transaction is recharacterized as a secured financing, and in either case, the Transaction Documents with respect to such Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the related Purchased Assets and Seller fails to cure or repurchase the applicable Purchased Assets within five (5) Business Days following receipt by Seller of written notice thereof from Purchaser;

(xiii)Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as determined by Purchaser in its sole and absolute discretion.

(xiv)Intentionally Omitted.

(xv)Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.

(xvi)Representation or Warranty Breach. If any representation, warranty or certification (other than those contained in Article 10(w) relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual Knowledge that they were materially false or materially misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or materially misleading on a regular basis) made to Purchaser by, or on behalf of, any Seller Party or any Servicer that is an Affiliate of any Seller Party shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated, and such representation, warranty or certification breach is not cured within ten (10) days thereafter (to the extent such representation, warranty or certification is curable and was not made with Knowledge that such representation, warranty or certification was incorrect at the time made).

(xvii)Judgment. Any final non-appealable judgment by any competent court in the United States of America for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser in its sole and absolute discretion.

(xviii)Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.

(xix)Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Income received by such Servicer in accordance with Article 5(d).

(xx)Risk Retention Event. A Risk Retention Event occurs and is not remedied within three (3) Business Days following the earlier of (x) the Retention Holder becoming aware of the occurrence of such Risk Retention Event and (y) receipt of written notice by the Retention Holder from Purchaser that a Risk Retention Event has occurred.

(xxi)Other Covenant Default. If any Seller Party or any Servicer that is an Affiliate of any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure as determined by Purchaser in its sole and absolute discretion, then such Person shall have five (5) Business Days after the earlier of notice to such Person, or such Person’s actual knowledge, of such breach or failure to perform, to remedy such breach or failure to perform (provided that, any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure), provided, however, that if such breach or failure to perform is susceptible to cure but cannot reasonably be cured within such period and such Person shall have commenced cure within such period and is thereafter diligently and expeditiously proceeds to cure the same, such period shall be extended for such time as is reasonably necessary for such Person, in the exercise of due diligence, to cure such breach or failure to perform, but in no event shall such cure period exceed thirty (30) days after the earlier of notice to such

Person from Purchaser, or such Person’s Knowledge, of such breach or failure to perform.

(b)Remedies. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i)At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A)Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to this Article 14(b)(ii));

(C)the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets (as determined by Purchaser in its sole and absolute discretion) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents, and in the case of (1), return any excess after application of amounts due to Seller. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(ii)(D) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

(iii)The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant

Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv)Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement of this Agreement) of all actual and documented losses, reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v)Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.

(vi)Subject to the applicable notice, grace or cure periods set forth herein, Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii)Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)Power of Attorney. Seller hereby appoints Purchaser as attorney-in-fact of Seller during the continuance of an Event of Default for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, including the exercise of any remedies hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

ARTICLE 15

SET-OFF

(a)After the occurrence and during the continuance of an Event of Default, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Purchaser and its Affiliates a right of set-off, without prior notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located). Purchaser shall give written notice to Seller of any set-off elected under this Article 15.

(b)Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c)ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 16

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each
Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 17

INTENTIONALLY OMITTED

ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by electronic mail, provided that, such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above unless the sender of such communication receives a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation), to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 18. A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY

(a)No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b)Purchaser may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to an Affiliate of Purchaser or to any Person while an Event of Default has occurred and is continuing, provided, that, while an Event of Default is not continuing (i) Purchaser shall only be permitted to assign or participate some or all of its rights and obligations under the Transaction Documents, the Subordinated Facility Documents and/or under any Transaction (subject to Article 9(a)) to a Qualified Transferee that is not a Prohibited Transferee (so long as there is no Default or Event of Default), (ii) Barclays Bank PLC shall remain sole agent under the Transaction Documents and the Subordinated Facility Documents and shall retain administrative responsibility and continue to control all decisions under the Transaction Documents and the Subordinated Facility Documents, as applicable, and (iii) Seller shall continue to deal solely and directly with Barclays Bank PLC in connection with the Transaction Documents and the Subordinated Facility Documents. While no Event of Default has occurred and is continuing, any such assignment or participation by Purchaser shall be at no cost whatsoever to Seller or to any of the other Seller Parties. In connection therewith, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser, provided that Seller incurs no cost whatsoever with respect to such bifurcation or allocation while no Event of Default has occurred and is continuing. Seller agrees to cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest done in accordance with the terms of this Article 20(b) and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c)Purchaser, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices in the United States, a copy of each such sale, transfer and assignment and assumption delivered to it and a register for the recordation of the names and addresses of each purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each permitted purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller and Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice. No sale, transfer or assignment pursuant to this Article 20 shall be effective until reflected in the Register.

(d)If Purchaser sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to Seller or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States

Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary. No participation pursuant to this Article 20 shall be effective until reflected in the foregoing register.

(e)Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective permitted successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER)
SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 22

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 23

INTENT

(a)The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code, (iii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title II of the Bankruptcy Code and (iv) the grant of the security interest/pledge of the Collateral in Article 7 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code.

(b)The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f)The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. federal, and relevant state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence for all U.S. federal, and relevant state, and local income and franchise tax purposes (including, without limitation, on any and all filings with any U.S. federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

(h)Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement” (except to the extent the related Transaction has a duration that renders such term inapplicable), “securities contract” and/or “master netting agreement”, (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable, or (iii) Purchaser as a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b)in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c)in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS

(a)Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of any party hereto to serve legal process in any other manner permitted by law and nothing in this Article 25 shall affect the right of Purchaser to bring any enforcement action or proceeding against any property of Seller located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions.

(d)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES

OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

ARTICLE 26

NO RELIANCE

Seller hereby acknowledges, represents and warrants to Purchaser that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Purchaser, other than the representations expressly set forth in the Transaction Documents;

(b)it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Purchaser;

(c)it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)no joint venture exists between Purchaser and any Seller Party; and

(f)Purchaser is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and Purchaser has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 27

INDEMNITY AND EXPENSES

(a)Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual documented out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing;

provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act in each case, which does not result from the gross negligence or willful misconduct of any Indemnified Party. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof. The obligation of Seller hereunder is a recourse obligation of Seller. This Article 27(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)Seller agrees to pay or reimburse upon written demand all of Purchaser’s actual, documented and reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of Seller in respect of any Purchased Asset, or if an Event of Default has occurred and is continuing any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and the Pledged Collateral and for the custody, care or preservation of the Collateral and the Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and registering the Collateral and the Pledged Collateral in the name of Purchaser or its nominee, (v) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) any Breakage Costs incurred by Purchaser in connection with the Purchased Assets, (vii) any failure by Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset or other Purchased Item and/or (x) any due diligence performed by Purchaser in accordance with Article 28. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c)This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 28

DUE DILIGENCE

(a)Seller acknowledges that Purchaser, at reasonable times and upon reasonable notice to Seller, Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including obtaining updated or new appraisals not to exceed one appraisal per twelve (12) consecutive month period for any Mortgaged Property so long as no Event of Default has occurred and is continuing); provided that, unless an appraisal is requested by Seller, any such appraisal ordered by Purchaser while no Event of Default is continuing shall be at Purchaser’s expense, Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).

(c)Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.

(d)Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)Seller agrees to reimburse Purchaser on demand for any and all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with its due diligence activities pursuant to this Article 28.

ARTICLE 29

SERVICING

(a)The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, while no Event of Default exists, Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence of an Event of Default; provided, however, that if Purchaser fails to deliver any such notice of extension, then upon notice from Seller of such failure, Purchaser shall provide notice to Seller and Servicer of Purchaser’s election to extend such thirty (30) day period or not extend such thirty (30) day period and, if such notice of election to extend is provided by Purchaser after the expiration of the immediately preceding thirty (30) day period, such extension shall apply retroactively for the period beginning on the last day of such preceding thirty (30) day period through and including the date such notice of election to extend is provided by Purchaser) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 29 and for the benefit of Purchaser. Notwithstanding the foregoing, Seller shall not take any action or effect any Significant Modification without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser. If Seller effects any Significant Modification with respect to any Purchased Asset without prior written consent of Purchaser then Seller shall repurchase such Purchased Asset within five (5) Business Days after written demand from Purchaser (unless Purchaser later elects to approve such Significant Modification or waive such right to demand repurchase, in each case in Purchaser’s sole and absolute discretion).

(b)The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 29(c), (ii) Purchaser not extending Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Purchaser as expeditiously as possible.

(c)Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub- servicer with respect to any Purchased Asset (i) upon the occurrence of a default by the Servicer under the Servicing Agreement, (ii) upon the occurrence of a default by the Servicer under the Servicer Letter or (iii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (iii), without payment of any penalty or termination fee.

(d)Seller shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Purchaser, provided that Servicer may delegate certain administrative functions to third parties without Purchaser’s consent provided that Servicer at all times remains liable for such functions.

(e)Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. Seller shall cause Servicer and any sub-servicers engaged by Seller to execute a letter agreement with Purchaser (a “Servicer Letter”) in form and substance acceptable to Purchaser in its sole and absolute discretion acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Collection Account in accordance with Article 5(e) or as otherwise directed by Purchaser in accordance with the Servicer Letter.

(f)Seller agrees that Purchaser is the owner of all servicing records related to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to use commercially reasonable efforts cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(g)Except as set forth in the Transaction Documents, the payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.

ARTICLE 30

ACKNOWLEDGMENT AND CONSENT TO BAIL-IN

(a)Contractual Recognition of Bail-in.

(i)Each party acknowledges and accepts that liabilities arising under this Agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail- in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Purchaser to Seller may include, without limitation:

(A)a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(B)a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case Seller acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(ii)Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this Agreement and that no further notice shall be required between the parties pursuant to the Agreement in order to give effect to the matters described herein.

(iii)The acknowledgments and acceptances contained in clauses (i) and (ii) above will not apply if:

(A)the relevant resolution authority determines that the liabilities arising under this Agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

(B)the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgments and acceptances contained in clauses (i) and (ii).

(iv)For purposes of this Article 30:

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority (“FCA”), both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.
(b)Contractual Recognition of UK Stay in Resolution. Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

(c)Notice Regarding Client Money Rules. Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Purchaser from Seller will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, Purchaser shall not segregate money received by it from Seller from Purchaser money and Purchaser shall not be liable to account to Seller for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so Seller will not be entitled to share in any distribution under the Client Money Distribution Rules.

ARTICLE 31

MISCELLANEOUS

(a)All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b)The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c)The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

(i)All information regarding the terms set forth in any of the Transaction Documents or the Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Seller or Purchaser to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, consultants, accountants, attorneys, advisors and other representatives (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or Governmental Authority or required by any Requirement of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order), (c) to the extent required to be included in the financial statements of either Seller or Purchaser or their respective Affiliates, (d) to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents, (e) to the extent required to consummate and administer a Transaction, and (f) to any actual or prospective assignee or holder of a participation interest or other Person which agrees to comply with this Article 31(i). In furtherance of the foregoing, Purchaser agrees to keep confidential all non-public information delivered by or on behalf of Seller or Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an Event of Default, all such information relating solely to any Purchased Asset and the Collateral, but not, for the avoidance of doubt, any such information relating to Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 31(i). Notwithstanding anything in this Article 31(i) to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public through no fault of the receiving party or any of its Representatives in violation of this Article 31(i); (ii) is or becomes available to the receiving party or any of its Representatives on a non-confidential basis from a source other than the disclosing party not known to the receiving party or any of its Representatives to be prohibited from disclosing such information by a contractual obligation of confidentiality; (iii) is independently developed or conceived by or on behalf of the receiving party or any of its Representatives without use of or reliance on any Confidential Information; (iv) was known to or in the possession of the receiving party or any of its Representatives on a non-confidential basis prior to disclosure by the disclosing party.

(j)Amendment and Restatement. The amendment and restatement of the Existing Agreement shall become effective as of the date hereof, and each of Purchaser and Seller shall hereafter be bound by the terms and conditions of this Agreement and the other Transaction Documents. This Agreement amends and restates the terms and conditions of the Existing Agreement and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Existing Agreement. Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Existing Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect. For the avoidance of doubt, it is the intent of Purchaser and Seller that the security interests and liens granted in the Purchased Assets pursuant to Article 7 of the Existing Agreement shall continue in full force and effect. All references to any of the Existing Agreement in any Transaction Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

ARTICLE 32

TAXES

(a)Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 32), Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Seller shall timely pay, without duplication, to the relevant Governmental Authority any Other Taxes imposed on Seller in accordance with Requirements of Law or, at the option of Purchaser, reimburse Purchaser, as the case may be, upon written notice from Purchaser setting forth in reasonable detail the calculation of such Other Taxes paid by Purchaser.

(c)Seller shall indemnify Purchaser, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article) payable or paid by Purchaser or required to be withheld or deducted from a payment to Purchaser, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (provided that if Seller reasonably believes that such Taxes were not correctly or legally asserted, Purchaser will use reasonable efforts to cooperate with Seller to obtain a refund of such Taxes (which shall be repaid to Seller in accordance with Article 32(e)) so long as such efforts would not, in the sole determination of Purchaser, result in any additional out-of-pocket costs or expenses not reimbursed by Seller or be otherwise materially disadvantageous to Purchaser). A certificate as to the amount of such payment or liability delivered to Seller by Purchaser shall be conclusive absent manifest error.

(d)Status of Purchaser.

(i)If Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Purchaser shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 32(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii)Without limiting the generality of the foregoing,

(A)if Purchaser is a U.S. Person, it shall deliver to Seller on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of IRS Form W-9 (or any successor form) certifying that Purchaser is exempt from U.S. federal backup withholding tax;

(B) if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to    do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a party under this Agreement, whichever of the following is applicable:

(1)in the case of a Purchaser that is claiming the benefits of an income tax treaty to    which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed copies or originals of IRS Form W-8BEN or W- 8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies or originals of IRS Form W-8ECI;

(3)in the case of a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies or originals of IRS Form W- 8BEN or W-8BEN-E; or

(4)to the extent a Purchaser is not the beneficial owner, executed copies or originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)if a payment made to Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Seller, or promptly notify Seller in writing of its legal inability to do so.

(e)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 32 (including by the payment of additional amounts pursuant to this Article 32), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 32 with respect to the Taxes giving rise to such refund), net of all out of pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 32(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 32(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 32(e) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)Survival. Each party’s obligations under this Article 32 shall survive any assignment of rights by Purchaser, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BARCLAYS BANK PLC, as Purchaser

By: /s/ Francis X Gilhool
Name:    Francis X Gilhool
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

CMFT RE LENDING RF SUB BB, LLC, as
Seller

By: /s/ Nathan D. DeBacker      Name: Nathan D. DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

ACKNOWLEDGED AND AGREED:

CIM REAL ESTATE FINANCE TRUST, INC., as Guarantor

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer, Principal Accounting Officer and Treasurer